Exhibit (h)(2)(ii) and (iii)

                         NEUBERGER BERMAN EQUITY FUNDS
                                  TRUST CLASS
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE A



SERIES

Neuberger Berman Focus Fund

Neuberger Berman Genesis Fund

Neuberger Berman Guardian Fund

Neuberger Berman International Fund

Neuberger Berman Manhattan Fund

Neuberger Berman Millennium Fund

Neuberger Berman Partners Fund

Neuberger Berman Real Estate Fund

Neuberger Berman Regency Fund

Neuberger Berman Socially Responsive Fund


Dated:  May 1, 2002



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                          NEUBERGER BERMAN EQUITY FUNDS
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE B


               Compensation pursuant to Paragraph 3 of the Neuberger Berman Equity Funds Administration Agreement shall be:

         (1) For the services provided to the Trust or to each Series without regard to class, 0.06% per annum of the average daily net assets of the Trust Class of each Series;

         (2) For the services provided to the Trust Class of a Series and its shareholders (including amounts paid to third parties), 0.34% per annum of the average daily net assets of the Trust Class of said Series; plus in each case

         (3) certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust's Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Management Inc., and periodic reports to the Board of Trustees on actual expenses.



DATED:  December 16, 2000